SPECIAL CUSTODY ACCOUNT PLEDGE AND CONTROL AGREEMENT
(MARGIN ACCOUNT TRANSACTIONS)

This Special Custody Account Pledge and Control Agreement (this “Agreement”), is dated as of March 7, 2023, and is being entered into by and among MONTEAGLE FUNDS, solely on behalf of its separate series the Monteagle Enhanced Equity Income Fund (“Customer”), THE HUNTINGTON NATIONAL BANK (the “Custodian”), and Interactive Brokers LLC (“Broker”).

WHEREAS, Broker is (a) registered as a broker-dealer with the Securities and Exchange Commission (the “SEC”) under Section 15 of the Securities Exchange Act of 1934 (as amended from time to time, the “Exchange Act”), (b) registered as a Futures Commissions Merchant with the U.S. Commodity Futures Trading Commission, and (c) a member of the Financial Industry Regulatory Authority (“FINRA”), the National Futures Association, and several national securities and futures exchanges, and extends credit to clients such as Customer in accordance with the provisions of Regulation T of the Board of Governors of the Federal Reserve System (“Regulation T”), the margin rules of the FINRA and NYSE, other such self-regulatory entities and the various exchanges, (collectively, the “Margin Rules”);

WHEREAS, Customer is one of the following: a Regulated Investment Company under the 1940 Act; a pension or profit sharing plan governed by ERISA; a trust whose terms specify that the assets must be held at a bank; or a customer who is prohibited by federal, state or foreign law, or some other regulation, from depositing margin directly with a broker-dealer;

WHEREAS, Customer has opened a margin account (the "Margin Account") with Broker in which Customer may effect securities, commodities or other financial transactions which require Customer to post margin (“Margin Transactions”) in securities, and for those purposes has executed a customer agreement with Broker (the "Customer Agreement");

WHEREAS, to facilitate the Margin Transactions, Customer and Broker desire to establish procedures for compliance with the Margin Rules;

WHEREAS, Customer has agreed to pledge, from time to time, a portion of its assets to Broker as Collateral (defined below) to secure performance of Customer’s obligations with respect to Margin Transactions in securities effected for Customer’s account with Broker;

WHEREAS, Custodian has agreed to maintain the Collateral for Broker pursuant to the terms of this Agreement and to open a Special Custody Account;

NOW, THEREFORE, Customer, Custodian and Broker hereby agree as follows:

1.       DEFINITIONS

As used herein, the following terms have the following meanings:

Special Custody Account Pledge and Control Agreement

(1)       “Adequate Margin” means Collateral having such value as is adequate, under the Margin Rules and in accordance with the internal policies of Broker, to secure the Secured Obligations. For purposes of this definition, Collateral shall be valued by Broker as specified in Section 2(d) below.

(2)       “Advice from Broker” or “Advice” means a written notice sent or transmitted electronically by Broker to Customer (including Customer’s agents) or Custodian, except that an Advice sent to Customer (i) requesting initial or additional Collateral, or (ii) with respect to Broker's ability to effect a Short Sale for Customer, may be given orally by Broker to a person designated by Customer in writing (which shall not be Custodian) as its authorized representative to receive such Advice (or, in the event such person is not available, to any officer of the Customer). With respect to any Short Sale or Closing Transaction, the Advice from Broker shall include a confirmation in the form normally used by Broker for that type of transaction. An authorized agent of Broker will certify to Custodian the names and signatures of those employees who are authorized to sign Advice from Broker, which certification may be amended from time to time. When used herein, the term “Advise” means the act of sending an Advice from Broker.

(3)       “Business Day” shall mean a day on which the NYSE is open for regular business.

(4)       “Closing Transaction” is a transaction in which Customer purchases securities which have previously been sold short by Customer, in order to close out a Short Sale.

(5)       “Collateral” shall mean U.S. Government securities, or other U.S. margin-eligible securities, whether certificated or uncertificated, or in the form of Federal book entry securities, acceptable to Broker which are pledged to Broker as provided herein, and all security entitlements related thereto and all dividends, interest payments and other distributions as a result of any merger, consolidation, redesignation, reclassification, purchase or sale of assets, dissolution, or plan of arrangement, compromise or reorganization of the issuer of any such Collateral, and to the extent not otherwise covered above, the proceeds of the exercise, redemption, sale or exchange of any Collateral .

(6)       “Control” shall have the meaning assigned to such term in Section 8-106 of Revised Article 8 (as defined below).

(7)       “Custody Agreement” shall mean that certain custody agreement dated as of May 1, 2009,between Custodian and Customer whereby Custodian serves as custodian of Customer’s assets.

(7)       “Customer Agreement” means the agreement entered into between Customer and Broker to open a Margin Account with Broker.

(8)	“Default” has the meaning assigned to that term in Section 5 below.

Special Custody Account Pledge and Control Agreement

(9)       “DTC” means the Depository Trust Company or any successor thereto.

(10)       “DTC Participant” means any Person that is eligible to maintain, and does maintain, one or more accounts with DTC or a Person having an affiliated company of such Person who maintains such a DTC account used for such Person.

(11)       “Entitlement Holder” shall have the meaning assigned to such term in Section 8-102(a) of Revised Article 8.

(12)       “Entitlement Order” shall have the meaning assigned to such term in Section 8-102(a) of Revised Article 8.

(13)       “Fed” means a Federal Reserve Bank.

(14)       “Fed Member” means any Person that is eligible to maintain, and does maintain, one or more book-entry accounts in the name of such Person with the Fed or a Person having an affiliated company of such Person who maintains such a Fed account used for such Person.

(15)       “Federal Book Entry Regulations” means the provisions for the creation and perfection of security interests in Federal Book Entry Securities contained in Subpart O of the General Regulations Governing U.S. Securities, 31 C.F.R. 306.115 through 306.122 (or any successor regulation).

(16)       “Federal Book Entry Securities” means securities maintained in the form of entries on the records of the Fed.

(17)       “Insolvency” as applied to Customer means any of the following: (i) Customer has failed to pay its debts as such debts become due or has admitted in writing its inability to pay its debts or has made a general assignment for the benefit of creditors; (ii)(A) any proceeding has been instituted by or against Customer seeking (under any law relating to bankruptcy, insolvency or reorganization, relief of debtors or similar law, whether now or hereafter from time to time in effect in the United States, any State or political subdivision thereof or any other jurisdiction): (1) to adjudicate it bankrupt or insolvent or (2) the liquidation, dissolution, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts or (3) the entry of an order for relief against, or the appointment of a trustee, receiver, custodian, liquidator or similar official for, it or any substantial part of its property and (B) in the case of any such proceeding instituted against it (but not instituted by it) that is being contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or more, or any of the actions sought in such proceedings (including without limitation, the entry of an order for relief against, or the appointment of a trustee, receiver, custodian, liquidator or similar official for, it or any substantial part of its property) shall occur; or (iii) Customer has taken any corporate or other action to authorize, or shall approve, consent to or acquiesce in, any of the actions set forth above in this definition.

Special Custody Account Pledge and Control Agreement

(18)       “Instructions from Customer” or “Instructions” means a request, direction or certification in writing signed in the name of Customer by a person authorized by Customer and delivered to Custodian or Broker or transmitted thereto by a facsimile sending device or by registered mail. An officer of Customer will certify to Custodian and Broker the names and signatures of those persons authorized to sign the Instructions, which certification may be amended from time to time by Customer, but shall only become effective with respect to instructions sent to Broker or Custodian when acknowledged by Broker or Custodian as applicable. An Instruction from Customer hereunder shall be deemed to be an authorized instruction from Customer under the Custody Agreement.

(19)       “Margin Account” means an account opened by Customer with Broker and approved by Broker for trading on margin, in accordance with the terms of the Customer Agreement and the regulatory disclosures provided to Customer from Broker.

(20)       “UCC” means the Uniform Commercial Code, as then in effect in the State of Ohio .

(21)       “Person” means an individual, partnership, limited liability company, corporation, firm, business trust, joint stock company, trust, unincorporated or other association, joint venture, company, division of a corporation, governmental authority or other entity of whatever nature.

(22)       “Revised Article 8” means Article 8 of the UCC, as then in effect in the State of Ohio.

(23)       “Revised Article 9” means Article 9 of the UCC, as then in effect in the State of Ohio.

(24)       “Right” (or “Rights”) means any lien, security interest, pledge, charge, encumbrance, claim, setoff right, ownership or property right, title or interest (including, without limitation, such as has been obtained by sale, transfer, assignment, conveyance, contribution, exchange or other disposition) or other right, title or interest of any kind (including, without limitation, Broker’s Security Interest as provided in Section 2(e) below).

(25)       “Secured Obligations” means any and all obligations of Customer to Broker (whether now existing, or arising from time to time hereafter), under the terms of the Customer Agreement or this Agreement.

(26)       “Security” (or “Securities”) shall have the meaning assigned to that term in Section 8-102(a) of Revised Article 8; provided, however, that such terms shall include a Security Entitlement or Security Entitlements except where otherwise specifically provided or where the context otherwise requires.

(27)       “Security Entitlement” shall have the meaning assigned to that term in Section 8-102(a) of Revised Article 8.

(28)	“Security Interest” shall have the meaning assigned to that term in Section 2(e) below. 4

Special Custody Account Pledge and Control Agreement

(29)       “Short Sale” (or “Short Sales”) shall mean any sale by the Customer of a security which the Customer does not own or any sale which is consummated by the delivery of a security borrowed from or through the Broker.

(30)       “Uncertificated Security” (or “Uncertificated Securities”) shall have the meaning assigned to that term in Section 8-102(a) of Revised Article 8.

2.       SPECIAL CUSTODY ACCOUNT

(a)       Opening a Special Custody Account. Custodian shall open a special custody account on its books, such account to be entitled “Special Custody Account for Interactive Brokers LLC, for the benefit of [insert name of customer]; Collateral for Margin Account Transactions”, or in any similar name to reflect Broker’s interest in the Custody Account, (the “Special Custody Account”). Custodian shall hold in the Special Custody Account, upon the terms of this Agreement, all of the Collateral (subject to the Security Interest of Broker) and all monies or other property paid on or distributed with respect thereto (subject, however, to the rights of the Customer in or to any such monies or property set forth in Section 4(b) hereof) or realized on the sale of any portion thereof. Exclusively in the context of the UCC, the Special Custody Account shall be treated as a Securities Account (as defined in Section 8-501(a) of Revised Article 8) in the name of the Customer and within the sole dominion and Control of Broker, in accordance with the terms of this Agreement. Customer, and Broker agree that all items of income, gain, expense and loss recognized in any Special Custody Account and all Collateral shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of Customer.

(b)       Maintenance of Adequate Margin in the Special Custody Account. Customer shall deposit Collateral, as required by Broker to meet Adequate Margin requirements, into the Special Custody Account. Customer shall deposit the applicable Collateral in the Special Custody Account prior to the submission of any orders for Margin Transactions. Customer agrees to instruct Custodian (and Custodian agrees to comply with such Instructions) to deposit the specific securities which Customer from time to time pledges to Broker into the Special Custody Account, and Custodian agrees (subject to the terms hereof) to maintain such securities in the Special Custody Account.

(c)       Additional Obligations of Custodian. Custodian shall (1) identify such deposited securities on its books and records as being subject to the Security Interest (as defined in Section 2(e) below) of the Broker, (2) hold such securities as a Securities Intermediary hereunder, (3) treat such securities, for purposes of Revised Article 8, as Financial Assets (as defined in Section 8-102(a) thereof ), to the extent that Revised Article 8 may be applicable thereto, and (4) release such securities only in accordance with the terms of this Agreement or as required by applicable law. The Custodian shall take such actions with respect to any Collateral and other assets in the Special Custody Account (including without limitation the delivery thereof to Broker without the payment of money or value, if so requested by Broker), as Broker shall, in accordance with the terms hereof, so direct in an Advice from Broker, and in no event shall any consent of Customer be required for the taking of any such action by Custodian.

Special Custody Account Pledge and Control Agreement

Broker acknowledges and agrees, however, that Custodian shall have no responsibility for the creation, validity, priority or enforceability of Broker’s security interest in the Collateral, and that Custodian is not making and has not made any representation or warranty of any kind or nature with regard to the existence of such security interest or whether this Agreement perfects any such security interest of Broker.

(d)       Valuation of Collateral. For purposes of this Agreement, Broker shall value the Collateral and other assets in the Special Custody Account as it shall determine from time to time after consultation with the Custodian and the Customer, and Broker retains the right to give no value to certain Collateral as it may deem necessary for its protection. Customer shall ensure that the value, as so determined, of the Collateral on deposit at any time in the Special Custody Account is at least equal to the Adequate Margin for the Secured Obligations related thereto. Customer represents and warrants to Broker that any Collateral consisting of securities shall be at all times in good, freely deliverable and transferable form (or Custodian shall have the unrestricted power to put such securities into good, freely deliverable and transferable form) in accordance with the requirements of such exchanges and other markets as may be the primary market or markets for such Collateral. It is understood and agreed by Broker that Broker will be responsible for determining whether the Collateral constitutes Adequate Margin, and Custodian will not at any time have any responsibility for determining whether the Collateral is eligible for deposit to the Special Custody Account or whether the value of Collateral is equal in value to Adequate Margin or otherwise satisfactory to Broker.

(e)       Security Interest. Customer hereby grants to Broker a continuing lien on and security interest (the “Security Interest”) in: (i) all Collateral and any proceeds thereof and distributions thereon; (ii) any other property in the Special Custody Account; and (iii) its Margin Account and other accounts with Broker (if any), to secure Customer’s obligations to Broker under this Agreement and the Customer Agreement.

(f)       Deposit of Collateral by Customer. Broker shall notify Customer (or Customer’s agent) in an Advice when the value (or type and/or amount, if applicable) of Collateral on deposit in the Special Custody Account is inadequate to secure Customer’s Secured Obligations related thereto. Upon an Advice from Broker that the value (or type and/or amount, if applicable) of the Collateral in the Special Custody Account is less than the Adequate Margin for such Secured Obligations related thereto, Customer shall promptly deposit therein additional Collateral with a value sufficient to remedy such deficiency.

(g)       Release of Collateral by Custodian; Excess Collateral. Custodian agrees to release Collateral or other assets to the Customer from the Special Custody Account only upon receipt of an Advice from the Broker. Broker shall periodically and upon request notify Customer and Custodian in an Advice when the Collateral in the Special Custody Account is in excess of the Adequate Margin then required for the Secured Obligations related thereto. At Customer's or Custodian’s request, Broker shall direct Custodian (via an Advice to Custodian for such purposes) to transfer such excess Collateral in an amount and value determined by Broker from the Special Custody Account to another account of Customer at Custodian or at another financial institution. Notwithstanding the foregoing, Customer understands that

Special Custody Account Pledge and Control Agreement

the value of the Collateral remaining in the Special Custody Account must at all times constitute Adequate Margin to secure Broker’s Secured Obligations related thereto, and Broker shall have no obligation to release Collateral or other property from the Special Custody Account at any time when there is not Adequate Margin to cover all of Customer’s Secured Obligations to Broker (whether such Secured Obligations are related to the Special Custody Account or otherwise).

(h)       Substitution of Collateral. Upon request of the Customer, Broker agrees to permit an item or items of Collateral or other assets in the Special Custody Account to be released from the Special Custody Account (and shall promptly provide an Advice from Broker to Custodian and Customer for such purposes) upon the deposit into the Special Custody Account by the Customer of additional Collateral sufficient to maintain the value of the Collateral in the Special Custody Account in an amount which is at least equal to Adequate Margin as determined by Broker. Such Advice will not be given prior to the deposit of such additional Collateral. The item or items of Collateral so released by Broker shall be transferred from the Special Custody Account to an account of Customer at Custodian or otherwise at the direction of Customer.

(i)       Confirmations. Custodian will (1) confirm in writing to Broker and Customer, within one Business Day, all pledges, releases or substitutions of Collateral, and (2) will supply Broker and Customer with a monthly statement of Collateral in the Special Custody Account and the transactions in the Special Custody Account during the preceding month. Custodian will also advise Broker or Customer, upon either one’s request at any time, of the kind and amount of Collateral in the Special Custody Account, it being understood that Custodian shall have no responsibility to value any assets in the Special Custody Account.

(j)       Accounts and Records. Custodian shall maintain accounts and records for the Collateral in the Special Custody Account in accordance with laws and regulations applicable to it and in accordance with its duties under this Agreement. Custodian confirms and agrees that it will make entries in its books of account showing Broker's first priority Security Interest in the Collateral. The Collateral and other assets in the Special Custody Account shall be the property of the Customer, but subject to the rights and interests of the Broker set forth herein.

(k)       Eligibility. The parties acknowledge and agree that the Special Custody Account arrangement is only available for depositing securities into and withdrawing securities from the Special Custody Account. No other Transactions pertaining to the securities held in the Special Custody Account, including Transactions in futures and futures options, will be permitted under the Special Custody Account arrangement.

3.       CUSTOMER’S USE OF MARGIN FOR SHORT SALES.

(a)       Short Sales. Prior to or promptly following execution of this Agreement by the parties hereto, Customer shall execute a Customer Agreement and Broker shall open a Margin Account on its books in Customer’s name. From time to time, Customer may place orders in its Margin Account for Short Sales and may conduct all other activities permitted therein under the Customer Agreement.

Special Custody Account Pledge and Control Agreement

It is understood and agreed that Customer, when placing with Broker any order to sell short for Customer's account, will designate the order as such, and Customer hereby authorizes Broker to mark such order as being “short”. When placing with Broker any order to sell long for Customer's account, Customer will designate the order as such and hereby authorizes Broker to mark such order as being “long”. Any sell order designated by Customer as “long” shall constitute a representation by Customer that the securities are then owned by Customer, that Customer does not intend to settle the transaction with borrowed securities, and that the sale is otherwise properly designated as a “long” sale under the rules of the SEC. If such securities are not then deliverable by Broker from any account of Customer, the placing of such order shall constitute a representation by Customer that it is impracticable for Customer to deliver such securities to Broker at that time, but that Customer shall deliver them by the settlement date, or as soon as possible thereafter (but, in any event, on or before the day required for delivery under the Margin Rules). Customer acknowledges that if securities are not delivered by the settlement date, Customer is subject to the securities being “bought-in” for its account as may be required by the rules of the SEC.

4.       RIGHTS AND DUTIES OF CUSTODIAN.

(a)       Generally. Custodian shall receive and hold in the Special Custody Account, as Securities Intermediary and upon the terms of this Agreement, all Collateral and other assets deposited into the Special Custody Account and, except as provided in Section 4(b) below, shall receive and hold in the Special Custody Account property paid on, distributed on or substituted in respect of, such Collateral or realized on the sale or other disposition of such Collateral. Custodian may hold the assets in the Special Custody Account through DTC or other custodians or intermediaries in accordance with best industry practices, with or without indicating that the assets are being held pursuant to this Agreement; provided, however, that all Collateral and other assets held in the Special Custody Account shall be identified on Custodian's records as subject to this Agreement and Broker's first priority Security Interest therein, and shall be in a form that permits transfer without additional authorization or consent of Customer. Subject to Section 7(f), the Custodian shall be entitled to the same rights and protections in so acting under this Agreement as it has in acting as Custodian under the Custody Agreement.

(b) Dividends and Interest. Any dividends paid on, distributions (including stock, if applicable) made on or interest paid with respect to the Collateral or other assets held in the Special Custody Account shall, when collected, be paid by Custodian to Customer or Customer's designee; provided, however, that upon Advice of Broker to Custodian that a Default, as defined in Section 5 hereof, has occurred and is continuing (and so long as Broker shall not have Advised Custodian that such Default is no longer continuing), Custodian shall hold or release such dividends, distributions and interest in accordance with the terms of such Advice. Notwithstanding the foregoing, for purposes of this Section 4(b), “dividends” shall include only “ordinary” cash dividends, with “ordinary” defined to mean cash dividends not exceeding 5% of the current market value of the applicable security at the time of distribution.

(c)       Compensation. Custodian shall be paid by Customer for its services pursuant to this Agreement such compensation as may from time to time be agreed upon in writing between Customer and

Special Custody Account Pledge and Control Agreement

Custodian. Customer furthermore agrees to pay and reimburse Custodian for any advances, claims, liabilities, losses, fines, penalties, costs, expenses (including, but not limited to attorneys’ fees and expenses) and disbursements that may be paid or incurred by Custodian in connection with this Agreement or the arrangement contemplated hereby, including any that may be incurred in performing its duties or responsibilities pursuant to the terms of this Agreement. Without limiting the foregoing, if there shall arise for any reason an overdraft in the Special Custody Account, whether in connection with an advance by Custodian to settle a transaction involving the Special Custody Account or reversing any provisional credit to the Special Custody Account, or if such overdraft shall otherwise arise, or if there is indebtedness, or amounts owed, to the Custodian with respect to this Agreement, such overdraft or indebtedness shall be deemed an overdraft or indebtedness within the meaning of the Custody Agreement and Custodian with respect to Customer shall have all the rights and remedies available to it there-under, including that any advance shall be deemed a loan to the Customer payable upon demand, bearing interest at the Federal Funds rate plus 100 basis points, from the date of the advance to the date of payment (both after as well as before judgment). In addition, whenever an advance is made, the Customer agrees that the Custodian shall have a continuing custodial lien over the property in the accounts held by the Custodian under the Custody Agreement to the extent of and for the duration of such advance, in an amount sufficient to repay the indebtedness and any fee associated therewith, until repaid, and all the rights of a secured party under the Ohio Uniform Commercial Code in ORC Title 13.

5.       DEFAULT

In the event (each a “Default”) of: (i) failure by Customer to perform any obligation (A) under this Agreement, including, without limitation, the failure to maintain Adequate Margin in the Special Custody Account as herein required, or (B) under the Customer Agreement; (ii) notification by Customer or Custodian to Broker of Customer’s inability to or intention not to perform any obligation hereunder or Customer’s disaffirmation, rejection or repudiation of any obligation hereunder; (iii) material breach by Customer of any of its representations, warranties or covenants contained herein; or (iv) Customer's Insolvency; then, upon any such Default, Broker shall have the right to:

(1)       Effect a Closing Transaction for or a buy-in of any Securities.

(2)       Remove any Collateral or other assets from any Special Custody Account and register such Collateral or other assets in Broker's name or in the name of Broker's Financial Intermediary, Securities Intermediary, agent or nominee (not including Custodian) or any of their nominees;

(3)       Exercise, in accordance with the Customer’s predetermined approved voting proxy policies and procedures, any voting, conversion, registration, purchase or other Rights of a holder of any Collateral or other assets in the Special Custody Account, and any reasonable expense of such exercise shall be deemed to be an expense of preserving the value of such Collateral and shall constitute a Secured Obligation hereunder;

Special Custody Account Pledge and Control Agreement

(4)       Collect, including by legal action, any notes, checks or other instruments for the payment of money included in the Collateral or other assets in the Special Custody Account and compromise or settle with any obligor of such instruments; and

(5)       Exercise any and all rights and remedies provided under the Customer Agreement, Revised Article 8 and Revised Article 9 or otherwise available to the Broker under applicable law.

Broker shall not sell any Collateral or other assets held in the Special Custody Account under this Section 5 until and unless there has been a Default, as defined above. Moreover, Broker shall not be entitled to exercise any right in (2) through (5) above except upon providing Custodian an Advice from Broker, stating that the conditions precedent to Broker's right to receive Collateral (including without limitation all proceeds thereof) and all other assets in the Special Custody Account free of payment have occurred, upon which the Custodian shall rely. Upon receiving such an Advice from Broker, Custodian shall promptly deliver such Collateral and other assets free of payment to Broker. Custodian shall also provide prompt telephone or electronic mail notice to Customer of any receipt by Custodian of such an Advice from Broker; provided, however, that Custodian's failure to contact Customer shall in no way affect Custodian’s obligation to deliver, or Broker’s right to receive delivery of, such Collateral and other assets.

Each sale of Collateral may be made according to Broker's judgment and may be made at Broker's discretion, in a manner commercially reasonable for selling such Collateral.

Custodian shall not be under any obligation to determine whether any Default set forth above or otherwise has occurred or whether a copy of an Advice or notice of an event of Default pursuant to the foregoing was provided to Customer.

6.       LIMITATION OF LIABILITY

(a)       Limitation of Broker’s Liability to Customer. Broker shall not be liable to Customer for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, except to the extent that such loss, cost, damage, liability or expense is the result of Broker's gross negligence, willful misconduct, or bad faith. The Customer shall indemnify Broker for, and hold it harmless against, any loss, liability or expense incurred by Broker, without gross negligence, willful misfeasance or bad faith on the part of Broker. Neither Broker nor Customer shall in any event have any liability to the counter-party for any special, indirect or consequential damages, whether or not the likelihood of such loss or damage was known by Broker or Customer, respectively. Neither Broker nor Customer shall have liability for losses or damages occurring by reasons directly or indirectly outside of its respective control.

(b)       Limitation of Custodian's Liability and Limitation of Broker’s Liability To Custodian. Custodian's duties and responsibilities are only as set forth in this Agreement. Subject to Section 4(b), Custodian shall act only upon receipt of an Advice from Broker regarding release or substitution of Collateral (which Advice will not be unreasonably withheld). Custodian shall not be liable or responsible

Special Custody Account Pledge and Control Agreement

for anything done, or omitted to be done, by it in good faith and in the absence of negligence, and may rely upon (and shall be protected in acting upon) any Advice, notice, Instruction or other communication which it reasonably believes to be genuine and authorized. Custodian, furthermore, shall not be responsible or liable for any losses resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the property in the Special Custody Account, for the acts or omissions of any securities depositary, any third party, or the Federal Reserve/U.S. Treasury book-entry system for government securities, or acts of war, terrorism, insurrection or revolution, or acts of God, or any other loss or damages occurring by reasons directly or indirectly outside of Custodian’s or its agents’ control. As between Custodian and Broker, Broker shall indemnify and hold Custodian harmless with regard to any losses, expenses or liabilities of Custodian (including reasonable counsel fees) arising out of any act or omission of Custodian in accordance with any notice or instruction of Broker under this Agreement, including any Advice therefrom, except for losses or liabilities arising out of Custodian's negligence or willful misconduct.

Notwithstanding anything in this Agreement to the contrary, Broker shall have no liability to Custodian for any special, indirect or consequential damages, whether or not the likelihood of such loss or damage was known by Broker. Broker shall have no liability for losses or damages occurring by reasons directly or indirectly outside of Broker’s control. The Customer shall indemnify Custodian for, and hold it harmless against, any loss, liability or expense (including reasonable counsel fees) incurred by Custodian, without negligence or willful misconduct on the part of Custodian. Notwithstanding anything in this Agreement to the contrary, Custodian shall have no liability for any special, indirect or consequential damages, whether or not the likelihood of such loss or damages was known by Custodian.

(c)       Legal Process. If Custodian receives or has actual notice of any legal process, legal notice,

levy, court order or lien relating to or purporting to affect the Special Custody Account or any Collateral, to the extent not otherwise prohibited by law or any such court or administrative order, Custodian shall use its best efforts to notify Broker and Customer as soon as possible of such notice, levy, lien, court order or other process purporting to affect the Special Custody Account or any Collateral. Broker and Customer understand and agree that Custodian will comply with any such levy, legal process, legal notice, or court order it receives. Custodian shall have no responsibility or liability to Customer or Broker for acting in accordance with any such levy, court order or legal process relating to the Collateral or the Special Custody Account notwithstanding that such levy, order or legal process is subsequently modified, vacated or otherwise determined to have been without legal force or effect. Furthermore, if Custodian at any time receives notice of the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Customer, Custodian will continue to comply with its obligations under this Agreement, except to the extent that any action required of Custodian under this Agreement is prohibited under applicable bankruptcy laws or regulations, or is stayed pursuant to the automatic stay imposed under the United States Bankruptcy Code or by order of any court or agency, all as determined by Custodian in its sole discretion.

Special Custody Account Pledge and Control Agreement

(d)       Survival. This Section 6 shall survive the termination of this Agreement.

7.       CUSTODIAN’S REPRESENTATIONS, WARRANTIES AND COVENANTS Custodian represents, warrants and covenants that:

(a)       it is duly organized and in good standing as a national banking association under the laws of the United States, and has made and shall continue to timely make all filings required thereby.

(b)       it is, and shall continue to maintain its status as, a “bank,” as such term is defined in Section 3(a)(6) of the Exchange Act, and Custodian shall promptly notify Broker if it loses such status or it believes or has reason to believe that it shall or may do so at some point in the future.

(c)       Custodian is and will at all times remain, and will at all times maintain the Special Custody Account and all Collateral in its capacity as, (1) a Financial Intermediary and a Securities Intermediary having acknowledged Broker's Security Interest, and (2) as appropriate, a Participant in the Depository Trust Company (“DTC”) or a Member of the Fed. Custodian shall maintain all Collateral in its possession or, as applicable, with the DTC, the Fed or any such other clearing corporation as Broker may agree on with Custodian. Custodian shall assure (in accordance with industry practice) that all Collateral maintained by Custodian with or through DTC or any other clearing corporation (other than the Fed) is appropriately reflected in Custodian's accounts with DTC or other clearing corporation. Custodian shall also assure (in accordance with industry practice) that all Collateral consisting of Federal Book Entry Securities is appropriately reflected in Custodian's book entry accounts with the Fed, including, without limitation, by virtue of the Fed making appropriate entries in its records with respect to such Collateral, all in accordance with the Federal Book Entry Regulations.

( ) Custodian shall cause the Special Custody Account and the Collateral and other assets contained therein to be maintained separately on its books and records from all other accounts, assets, properties, rights and items (including, without limitation, any other Collateral).

(d)       [Reserved]

(e)       The delivery of the Collateral to the Broker does not require the payment of money or value to the Custodian and the Custodian acknowledges that the Collateral in its custody or control is not subject to any right, charge, security interest, lien or claim of any kind in favor of the Custodian or any person claiming through the Custodian. Custodian hereby waives any right, charge, security interest, lien or right to set-off of any kind which it may have or acquire with respect to any of the Collateral.

(a)       The Special Custody Account is, and Custodian has taken and shall continue to take all steps to ensure, in accordance with industry practice, that the Special Custody Account shall at all times remain, under the sole dominion and Control of Broker, subject to the terms of this Agreement.

Special Custody Account Pledge and Control Agreement

(h) Custodian will treat all Collateral as Financial Assets, and will treat Broker as entitled to exercise any and all Rights, and to benefit from any and all property interests, that comprise such Financial Assets (including, without limitation, the Rights and property interests constituting Security Entitlements with respect to such Financial Assets specified in Part 5 of Revised Article 8), subject to the terms of this Agreement. Custodian shall hold all Collateral for the benefit of Broker in its capacity as secured party hereunder in accordance with the terms hereof, shall (subject to the terms of this Agreement) comply with any and all Entitlement Orders originated by Broker (without further consent by Customer, any other Entitlement Holder or any other Person), shall (subject to the terms of this Agreement) accept instructions as to the disposition of the Collateral and any other Entitlement Orders only from Broker and from no other Person (whether from Customer, any other Entitlement Holder or any other Person), and shall not release to Customer or any other Person (except as otherwise specified in this Agreement), dispose of, or pledge, re-pledge, hypothecate or re-hypothecate, or otherwise apply to the benefit of Custodian, Customer, any other Entitlement Holder or any other Person, any of the Collateral without the prior written consent of Broker thereto. Customer agrees and consents to the foregoing, and shall not issue any Advice or Instructions to Custodian pertaining to the Special Custody Account or any Collateral contrary to the terms of this Agreement.

8.       CUSTOMER’S REPRESENTATIONS, WARRANTIES AND COVENANTS Customer represents, warrants, and covenants that:

(a)       (i) it is duly organized and in good standing as a statutory business trust under the laws of the State of Delaware (ii) it is duly registered as a regulated investment company; (iii) it has all rights, power and authority to enter into this Agreement; (iv) it conducts its business in accordance with applicable laws and regulations; and (v) it agrees to notify Broker promptly of any condition that may reasonably be expected to prevent Customer from fulfilling its obligations hereunder.

(b)       Customer is and at all times during the life of this Agreement shall be the lawful legal or beneficial owner of the Collateral, with full power and authority to grant the Security Interest to Broker and to bestow upon Broker all the rights and remedies thereunto appertaining under applicable law or pursuant to this Agreement, to sell, transfer, assign, convey, contribute or otherwise dispose of, subject to the Security Interest and otherwise to deal with (in accordance with this Agreement and the Customer Agreement) the Special Custody Account and the assets therein which may from time to time constitute, or purport to constitute, Collateral, free of any and all Rights whatsoever (other than the Security Interest). Securities pledged to Broker as Collateral shall be in good deliverable form or Custodian shall have the unrestricted power to put such securities into good deliverable form, and the Collateral will not be subject to any liens or encumbrances other than the lien in favor of Broker contemplated hereby.

(c)       The Collateral is and will be freely transferable and assignable, and no portion of the Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provision, declaration of trust or other contractual restriction of any nature which might prohibit, impair,

Special Custody Account Pledge and Control Agreement

delay or otherwise affect the pledge of the Collateral hereunder, or the sale or disposition of the Collateral pursuant hereto after the exercise by Broker of any of its rights and remedies hereunder.

(d)       This Agreement constitutes the legal, valid and binding obligation of Customer, enforceable against Customer in accordance with its terms.

(e)       The Broker has, and will have a valid and enforceable perfected first-priority lien on and security interest in the Collateral, securing the Secured Obligations. Customer has taken and shall continue to take all steps to ensure that the Special Custody Account will at all times remain under the sole dominion and Control of Broker.

(f)       The execution, delivery and performance of this Agreement and the Customer Agreement, the grant of the Security Interest hereunder and the consummation of the transactions contemplated hereby or thereby do not and will not (i) violate any law, rule, regulation, judgment, writ, injunction or order of any court or governmental authority, in each case applicable to Customer, (ii) violate or result in the breach of or default under the charter, bylaws or other organizational documents of Customer, or any other agreement to which Customer is a party or by which any of its properties or the Collateral are bound, or (iii) violate any restriction on the transfer of any of the Collateral.

(g)       No consent, approval, license, permit or authorization of any Person or any governmental authority is requested or required for the valid execution, delivery and performance of this Agreement and the Customer Agreement, the creation and perfection of the Security Interest or the valid and effective exercise by Broker of the Rights available to it under this Agreement, the Customer Agreement or at law.

(h)       Customer hereby appoints and constitutes Broker, its successors and assigns as Customer's agents and attorneys-in-fact for the purpose of carrying out the provisions of this Agreement and of taking any action or executing any instrument that Broker considers necessary or desirable for such purpose, including, whether or not a Default has occurred, the power to endorse and deliver Securities certificates in the name and on behalf of Customer, to execute and deliver Instructions in the name and on behalf of Customer to the issuers of Uncertificated Securities and to execute and file in the name and on behalf of Customer financing statements (which may be photocopies of this Agreement) and continuations and amendments to financing statements in any State of the United States, as well as Forms 3, 4, 5 and 144 and Schedules 13D and 13G under the Securities Act of 1933 or the Exchange Act with the SEC; provided, however, that Broker shall have no obligation to Customer to make any such filings unless Broker specifically agrees to do so at the request of Customer, and so informs Customer in an Advice which identifies specifically which filing Broker shall make and stating that Broker has agreed to make such filing at Customer’s request. If Customer fails to perform any act required by this Agreement, Broker may perform such act in the name and on behalf of Customer, at Customer's expense, which shall be chargeable to Customer and shall constitute a Secured Obligation.

Special Custody Account Pledge and Control Agreement

(c)       Customer shall not, without the written consent of Broker, take any action in respect of the Collateral if such action would require the release of, or would adversely affect, any Collateral, the Security Interest therein or Broker's rights therein or with respect thereto.

(d)       Any Rights that Customer may have in the Collateral shall be subject in all respects to the Security Interest in accordance with this Agreement.

(e)       Customer acknowledges that (i) the assets held in the Special Custody Account may not be eligible for SIPC protection, and (ii) in the event of bankruptcy or insolvency of Broker the securities held in the Special Custody Account will be part of the estate of Broker and included in the pool of customer property available to satisfy the claims of all customers of the Broker on a pro rata basis.

9.       TERMINATION

(a)       Any of the parties hereto may terminate this Agreement for any reason upon thirty (30) days notice in writing to the other parties hereto; provided, however, that (i) the status of any Short Sales or other Secured Obligations of Customer to Broker, and of Collateral and other assets maintained in the Special Custody Account held at the time of such notice to margin any such Short Sales or other transactions of Customer, shall not be affected by such termination until such Collateral and other assets held by Custodian pursuant to this Agreement and the Customer Agreement have been released either in accordance with the terms of this Agreement or pursuant to applicable law or applicable rules or regulations of any self-regulatory organization to which Broker is subject; (ii) Customer shall not be entitled to terminate this Agreement unless and until Customer shall have indefeasibly paid in full in cash to Broker all Secured Obligations then outstanding; and (iii) Custodian shall not be entitled to terminate this Agreement until the earlier of (A) 90 days from the date Custodian gives Broker notice of an intent to terminate or (B) a successor special custody account has been established for the Special Custody Account on terms acceptable to Broker, and the Collateral and other assets in the Special Custody Account have been delivered to such successor special custody account. In the event that a successor custodian has not been appointed prior to the effective time of any termination by Custodian pursuant to the preceding sentence, the assets in the account shall be delivered to the Broker for deposit with the Broker for the account of Customer, subject to Broker’s rights therein in accordance with the applicable account agreement between Broker and Customer.

(b)       The Security Interest shall terminate (i) with respect to Collateral or other assets released or paid pursuant to this Agreement, upon such release or payment, and (ii) in any other case, upon the indefeasible payment in full in cash to Broker of all Secured Obligations then outstanding. Broker agrees to notify Custodian promptly in writing when all obligations of Customer have been fully paid and satisfied and/or Broker otherwise no longer claims any interest in the Special Asset Account and shall authorize the release of the Special Asset Account and the Collateral to Customer. Any Collateral or other assets in which the Security Interest shall have terminated in accordance with the preceding sentence shall be transferred to Customer or its designee and Custodian’s obligations under this Agreement shall terminate.

Special Custody Account Pledge and Control Agreement

10. NOTICES

Written communications hereunder shall be sent by facsimile transmission or hand delivered as required herein, or when another method of delivery is not specified, may be mailed first class postage prepaid or sent by overnight courier, delivery charge prepaid, except that any Advice from Broker may be sent by email and written notices of termination shall be sent by certified mail, in each case addressed to the address of the party receiving such notice at the address set forth below (and permitted oral communications shall be directed to the telephone number which accompanies such address):

(a) If to Custodian, to: THE HUNTINGTON NATIONAL BANK

7 Easton Oval

EA5W72

Columbus, OH 43219

Attn: Custody Services/Kelli Hermen

Fax:

E-mail: MutualFund.Custody@huntington.com

(b) If to Customer, to: Monteagle Funds, solely on behalf of its separate series the Monteagle Enhanced

Equity Income Fund

c/o Mutual Shareholder Services, LLC

8000 Town Centre Drive, Suite 400

Broadview Heights, OH 44147

Attn: Paul B Ordonio, President

Fax:

E-mail: paul.ordonio@parkplacecapital.com

(c) If to Broker, to: Interactive Brokers LLC

One Pickwick Plaza

Greenwich, CT 06830

Attn: IB Prime Services

E-Mail: primeserve@interactivebrokers.com

With a copy to:

Attn: Legal Department

Interactive Brokers LLC

One Pickwick Plaza

Greenwich, CT 06830

E-Mail: iblegalnotice@interactivebrokers.com

Or, in the case of any party hereto, such other address and/or telephone number of which such party may notify the other parties hereto, sent to the other parties in accordance with this Section 10.

11. GOVERNING LAW; JURISDICTION

This Agreement (including, without limitation, the creation, validity, perfection and priority of the Security Interest) shall be governed by and construed in accordance with the laws of the State of Ohio,

Special Custody Account Pledge and Control Agreement

without giving effect to the conflicts of law principles thereof. In furtherance of the foregoing, Broker, Customer and Custodian agree that, for all purposes of this Agreement (including for purposes of Section 9103(6)(e) of Revised Article 9 and Section 8-110 of Revised Article 8), Custodian is the Securities Intermediary, and the State of Ohio shall be deemed to be the Security Intermediary’s jurisdiction.

12.       OTHER AGREEMENTS

In the event of any inconsistency between this Agreement and any other written, oral or other agreement, discussion or other communication regarding the subject matter hereof, the terms of this Agreement shall control; provided, however, that in the event of any disagreement between the terms of this Agreement and the Customer Agreement concerning the subject matter of the Customer Agreement, the terms of the Customer Agreement shall control as between Broker and Customer. Custodian is not a party to the Customer Agreement and shall not be bound by the terms thereof; Custodian’s responsibilities with respect to the subject matter of this Agreement shall be solely as set forth in this Agreement.

13.       COUNTERPARTS

This Agreement may be executed in any number of counterparts and shall become effective at such time as all such counterparts have been executed by all of the parties to this Agreement and have been delivered to the other parties hereto. Each copy of this Agreement that includes counterparts executed by another party to this Agreement shall constitute an original hereof.

14.       CAPTIONS/HEADINGS

The captions and headings preceding the text of each section herein shall be disregarded in connection with the interpretation of this Agreement.

15.       AMENDMENTS

No amendment of this Agreement shall be effective unless in writing and executed by the party against whom enforcement of such amendment is sought.

16.       DISPUTE RESOLUTION

(a) THIS SECTION 16 (a) SHALL APPLY TO BROKER AND CUSTOMER ONLY AND SHALL NOT APPLY IN ANY WAY TO OR LIMIT CUSTODIAN.

It is agreed by all parties that any controversy between the parties, arising out of or relating to this Agreement or the transactions contemplated hereby, shall be settled by arbitration, in accordance with the rules then in effect of The Financial Industry Regulatory Authority (“FINRA”), following a written demand for arbitration by one party upon the other parties. The award of the arbitrators shall be final, and judgment upon the award rendered may be entered in court, state or federal, having jurisdiction.

Special Custody Account Pledge and Control Agreement

The parties are aware of the following:

(a)	Arbitration is final and binding on the parties.
(b)	The parties are waiving their right to seek remedies in court, including the right to a jury trial.
(c)	Pre-arbitration discovery is generally more limited than and different from court proceedings.
(d)	The arbitrators’ award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification of any ruling by the arbitrators is strictly limited.
(e)	The panel of arbitrators will typically include arbitrators who were or are affiliated with the securities industry.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until:

(i)       the class certification is denied;

(ii)       the class is decertified; or

(iii)       Customer is excluded from the class by the court

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(b)       In no event shall Custodian be required to arbitrate any dispute which may arise hereunder. As between Custodian and any other party to this Agreement, all disputes shall be subject to the jurisdiction of the federal and state courts situated Franklin County, Ohio, and Custodian, Broker and Customer each hereby consents to the jurisdiction of such courts and hereby irrevocably waives to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court that such proceeding has been brought in an inconvenient forum.

(c)       In connection with any legal proceeding arising out of or relating to this Agreement and involving Custodian, Customer and/or Broker and Custodian, each such party acknowledges the commercial nature of the transactions out of which this Agreement arises makes such dispute unsuitable for trial by jury. Accordingly, each party hereby waives any right to trial by jury as to any and all disputes that may arise relating to this Agreement between Customer and/or Broker and Custodian.

(d)       In the event that Custodian has a reasonable doubt as to the action it should take under this Agreement, Custodian shall have the absolute right, at its election, to commence, at Customer’s cost, an interpleader action in the appropriate United States District Court located in Franklin County, Ohio and to

Special Custody Account Pledge and Control Agreement

take no further action except in accordance with a final order of the court in such action and/or deliver to such Court the Special Custody Account the Collateral assets therein, whereupon Custodian shall thereby be relieved from any further liability respecting the Special Custody Account or the Collateral assets held therein. However, nothing in this subparagraph (d) shall alter Custodian's obligations set forth in paragraph 2(c), 2(e) or 2(g) to comply with any instructions regarding the Collateral as set forth in any Advice from Broker, unless Custodian has a reasonable belief that such Advice is in material breach of this Agreement, or is the result of fraud or willful misconduct on the part of Broker, in which event Custodian may commence an interpleader action as set forth herein to determine the respective rights and obligations of the parties. If any interpleader action is commenced by Custodian hereunder, Custodian, Broker and Customer agree to take all steps necessary to expedite the proceedings, and the parties recognize that equitable or injunctive relief will be appropriate to prevent irreparable harm that would result from a delay in determining the valid disposition of the Collateral.

Balance of Page Left Blank Intentionally – Signature Page to Follow.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.

MONTEAGLE FUNDS , solely on behalf of its

separate series the Monteagle Enhanced

Equity Income Fund (Customer)

By: /s/ Paul Ordonio

Name: Paul B. Ordonio

Title: President

Date: 03/09/2023

THE HUNTINGTON NATIONAL BANK (Custodian)

By: Kelli Hermen

Name: Kelli Hermen

Title: Vice President/Trust Officer

Date: March 6, 2023

Special Custody Account Pledge and Control Agreement

INTERACTIVE BROKERS LLC (Broker)

By: William Cummings

Name: William Cummings

Title: Chief Counsel- Institutional Services Group

Date: 3/10/2023

Special Custody Account Pledge and Control Agreement

InteractiveBrokers

Interactive Brokers LLC

One Pickwick Plaza

Greenwich, Connecticut 06830

Tel: 203.618.5800 I Fax: 203.618.7731

www.ibkr.com

Exhibit A - Authorized Persons from Broker to Give Advice to Custodian for
Interactive Brokers LLC Special Custody Accounts

The persons identified below are authorized to represent and sign on behalf of Interactive Brokers LLC in connection with transfers of assets from the Special Custody Account that is governed by the Special Custody Account Agreement.

Signatory Name and Title Authority Signature

Paul J. Brody, Secretary S /s/ Paul J. Brody

Brian J. Sussman, Vice President S /s/ Brian J. Sussman

Stephen J. Granwehr, Authorized Signatory S /s/ Stephen J. Granwehr

Michael J. Adamski, Authorized Signatory S /s/ Michael J. Adamski

Interactive Broker, LLC

Authorization of Signatory: The "S" signatories may sign singly for the transfer of assets for any amount for the tri-party account to be created.

The forgoing authority shall not supersede the General Authorization of Signatories (the "GAS") dated June 28, 2013 already on file with the Bank; and shall continue in force until revoked in writing duly approved by two authorized signatories under the Company's GAS.

/s/ Paul J. Brody Christopher R. Uzpen

Paul J. Brody Christopher R. Uzpen

Secretary Authorized Signatory

Dated: June 21, 2018

EXHIBIT B

Authorized Persons to Give Notice or Otherwise Communicate to Customer

The persons identified below are authorized to give notice or otherwise communicate to the Customer on behalf of Interactive Brokers LLC in connection with the Special Custody Account that is governed by the Special Custody Account Agreement.

Interactive Brokers, Prime Services

Phone: 203-618-4060

Fax: 203-618-8072

Email: drimeserve@interactivebrokers.com

David Lee

Kevin Keller
Scott Hanley
Ann Wang
lhor Pelekh
Jake Varnum
Karsen Cambriello

Ethan Landeck
Reed Stapleton
Thomas Hamilton

Thomas Guarnieri

Sebastian Peralta

Benjamin Fuda